UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

October 2, 2020

Date of report (date of earliest event reported)

RocketFuel Blockchain, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	Commission File No. 033-17773-NY	90-1188745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3651 Lindell Road, Suite D565, Las Vegas, NV, 89103

(Address of Principal Executive Offices)

(424) 256-8560

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2020, we appointed Rohan Hall as our Chief Technology Officer. Mr. Hall’s employment agreement with us is retroactive to September 14, 2020.

Mr. Hall, age 55, is an experienced IT executive with extensive experience in blockchain and fintech. From 2018 to 2020, he was the Founder and CEO/CTO of Vottun, a blockchain startup, where he developed end-to-end blockchain products in education, healthcare and supply chain management. From 2017 to 2019 he was Senior Emerging Technology Architect for Capital Group|American Funds, a large financial services company, researching, educating, driving and architecting technology innovation with new emerging technologies including blockchain, cognitive computing, and artificial intelligence. From 2014-2016 he was Founder/CEO/CTO of Tradesocio, a fintech startup, where he built one of the first online social trading platforms in the fintech industry. From 2010 to 2017 he was Founder and CEO of Cool Mojito, a boutique technology development and consulting firm that focus on helping businesses build their technology and growth strategy.

Mr. Hall’s employment agreement provides for a base salary of $12,000 per month. He will also be entitled to a performance bonus of $10,000 per calendar quarter based on his achieving quarterly financial and business objectives and milestones to be determined by our board of directors.

Mr. Hall also received a grant of options to purchase 500,000 shares of our common stock. The options will be issued under our 2018 Stock Incentive Plan (the “Plan”). The options will (i) be incentive stock options, (ii) have an exercise price equal to the fair market value per share of our common stock on September 14, 2020, as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) vest and become exercisable as to 1/48th of the shares subject to the options on the 14th day of each calendar month during the term of his employment agreement, commencing on October 14, 2020, (v) be subject to the exercise, forfeiture and termination provisions set forth in the Plan and (vi) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement.

Mr. Hall also received two grants of additional options that vest upon the completion of certain business objectives. The first grant is for 100,000 shares of our common stock, based on achieving certain milestones for the completion of our cryptocurrency and bank payment solutions. The second grant is for 500,000 shares of our common stock, based on achieving certain milestones for the completion of our blockchain reservation system for the travel industry. The options will be issued under our 2018 Stock Incentive Plan (the “Plan”) and will (i) be incentive stock options, (ii) have an exercise price equal to the fair market value per share of our common stock on September 14, 2020, as determined by an independent valuation by a qualified appraiser, (iii) have a term of 10 years, (iv) be subject to the exercise, forfeiture and termination provisions set forth in the Plan and (v) otherwise be evidenced by and subject to the terms of our standard form of stock option agreement.

Mr. Hall’s employment agreement has a month-to-month term. If Mr. Hall should voluntarily terminate his agreement, or if we terminate his agreement other than for cause (as defined in the Plan), then he will be entitled to 12 months of accelerated vesting of his stock options.

Item 7.01 Regulation FD Disclosure

A copy of a press release issued by the Company relating to Mr. Hall is attached hereto as Exhibit 99.1 and is hereby incorporated.

In accordance with Regulation FD, we are furnishing the Presentation the Company will present to analysts and investors on or after October 8, 2020. The slides are attached hereto as Exhibit 99.2 and will be available on the Company’s website at rocketfuelblockchain.com. The information contained in the Presentation is summary information that is intended to be considered in the context of our Securities and Exchange Commission (“SEC”) filings and other public announcements that we may make, by press release or otherwise, from time to time. The presentation does not provide information concerning our financial condition with respect to the second fiscal quarter of 2020. To the extent that estimates or targets have been provided concerning 2020 or any subsequent years, these reflect statements that have previously been made in our securities filings. We undertake no duty or obligation to publicly update or revise the information contained in this presentation, although it may do so from time to time. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure. In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to Item 7.01, including Exhibits 99.2 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit
Number	Description

10.1	Executive Employment Agreement, dated as of September 14, 2020, between the registrant and Rohan Hall
99.1	Press Release dated October 6, 2020
99.2	Presentation

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 8, 2020	RocketFuel Blockchain, Inc.

	By:	/s/ Bennett J. Yankowitz
Bennett J. Yankowitz
Chief Financial Officer